UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2013

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2013, Solta Medical Inc. (the “Company”) entered into a Term Loan Agreement (the “New Term Loan”) with Capital Royalty Partners II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P., and Parallel Investment Opportunities Partners II L.P. (“Capital Royalty”). The New Term Loan provides for an amount of up to $60,000 which consists of two tranches. The first tranche is an amount equal to $40,000 which shall be made available to the Company concurrently with its use for the repayment and termination of the existing Amended and Restated Loan and Security Agreement with Silicon Valley Bank, and the remaining proceeds will be used for general working capital purposes. The first tranche may be drawn down between November 14, 2013 and December 31, 2013. The second tranche is for an amount up to $20,000 which shall be made available upon the Company achieving at least $4,000 of GAAP operating income during any consecutive three month period prior to December 31, 2014 (the “Second Draw Milestone”). The second tranche draw down period must end no later than December 31, 2014 and the draw down request must be made no later than 60 calendar days after achieving the Second Draw Milestone. The maturity date of borrowings under both tranches of the New Term Loan is December 31, 2019.

Borrowings under the New Term Loan accrue interest at a fixed per annum rate of 13.5% which will be paid quarterly in arrears. Before the fourth anniversary of the initial borrowing, interest-only payments shall be payable on the last day of each quarter, at the Company’s option, as either 13.5% cash, or 9.00% cash interest and 4.50% paid in-kind interest in the form of additional secured term loans. The payment dates for the principal amounts borrowed under the New Term Loan must be repaid in eight equal quarterly installments on the last day of the quarter during the final two years of the term. The Company may prepay all but not less than all amounts under the Secured Loan and in connection with such prepayment, the Company is required to pay a prepayment fee as follows: (i) if the prepayment date is on or before the fourth payment date, a 5.00% fee of the New Term Loan principal amount prepaid; (ii) if the prepayment date is after the fourth payment date but before the eighth payment date, a 4.00% fee of the New Term Loan principal amount prepaid; (iii) if the prepayment date is after the eighth payment date but before the twelve payment date, a 3.00% fee of the New Term Loan principal amount prepaid; (iv) if the prepayment date is after the twelve payment date but before the sixteenth payment date, a 2.00% fee of the New Term Loan principal amount prepaid; (v) if the prepayment date is after the sixteenth payment date but before the twentieth payment date, a 1.00% fee of the New Term Loan principal amount prepaid; and (vi) if the prepayment date is after the twentieth payment date, there is no fee on the New Term Loan principal amount prepaid. In addition, the Company must pay a financing fee of 1.25% of aggregate proceeds due at each draw down on the New Term Loan

The New Term Loan contains financial covenants requiring the Company to maintain minimum liquidity and minimum annual revenue. In the event the Company does not have annual revenues greater than or equal to the amount required under the minimum revenue financial covenant during the 2014 through 2018 calendar year, the Company may, at its options, cure the event of default within ninety days of the respective calendar year by raising subordinated debt or equity.

All obligations under the New Term Loan are secured by substantially all of the personal property of the Company, except the Company may maintain one line of financing senior to the New Term Loan as long as: (i) such line is secured solely by the Company’s accounts receivable, inventory and cash, (ii) the aggregate amount due and outstanding under such line does not exceed 80% of the amount of eligible accounts receivable outstanding, and securing such obligation, and (iii) the lenders under such line and Capital Royalty agree to a mutually acceptable intercreditor agreement. The New Term Loan contains restrictions that include, among others, restrictions that limit the Company’s ability to dispose of assets, enter into mergers or acquisitions, incur indebtedness, incur liens, pay dividends or make distributions on the Company’s capital stock, make investments or loans, and enter into certain affiliate transactions, in each case subject to customary exceptions for a credit facility of this size and type.

The New Term Loan contains customary events of default for a credit facility of this size and type. The occurrence of an event of default could result in an increase in the applicable interest rate in the amount of 4% points per year payable entirely in cash as well as an acceleration of all obligations under the Amendment.

The Company has submitted a Notice of Borrowing to Capital Royalty to draw down on $40,000 from the first tranche of the New Term Loan and expects funding by early December 2013. The proceeds will be used to pay Silicon Valley Bank all outstanding principal and accrued and unpaid interest amounts due from the Company under the Amended and Restated Loan and Security Agreement, and the remaining proceeds will be used for general working capital purposes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: November 20, 2013	By:	/s/ John F. Glenn
Name: John F. Glenn
Title: Chief Financial Officer